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                                                                     EXHIBIT 5.1

                         [LETTERHEAD OF PIPER RUDNICK]

                                 July 12, 2002



FTI CONSULTING, INC.
900 Bestgate Road, Suite 100
Annapolis, Maryland 21401

Ladies and Gentlemen:

     We have acted as counsel for FTI Consulting, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 (the "Registration Statement") registering 1,700,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company, of which 1,500,000 shares are issuable under the FTI Consulting, Inc. 1997 Stock Option Plan, as amended, and 200,000 shares are issuable under the FTI Consulting, Inc. Employee Stock Purchase Plan (the "Plans").

     We have examined copies of the Company's charter, its bylaws, as amended and restated and in effect on the date hereof, the Plans, all resolutions adopted by the Company's Board of Directors relating to the authorization of the issuance of the Shares and such other records and documents that we have deemed necessary for the purpose of the rendering of this opinion. In such examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. As to factual matters material to this opinion, we have relied on statements and certificates of officers of the Company.

     Based upon the foregoing, we are of the opinion that the Shares issuable under the Plans have been duly authorized and, when issued in accordance with the Plans, will be validly issued, fully paid and non-assessable.

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     The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and the federal laws of the United States of America, and we express no opinion as to any other laws. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,


                                        /s/ Piper Rudnick LLP